Exhibit 99.01

Valero Energy Partners LP Reports 2016 Fourth Quarter and Full Year Results

•	Reported net income attributable to partners of $60 million and EBITDA attributable to the Partnership of $77 million for the fourth quarter.

•	Reported net cash provided by operating activities of $68 million and distributable cash flow of $68 million for the fourth quarter.

•	Delivered annual distribution growth of 25 percent in 2016.

SAN ANTONIO, February 2, 2017 - Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported fourth quarter 2016 net income attributable to partners of $60 million, or $0.77 per common limited partner unit, and earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) attributable to the Partnership of $77 million. The Partnership reported net cash provided by operating activities of $68 million and distributable cash flow of $68 million. The distribution coverage ratio for the fourth quarter was 1.9x.

For the year ended December 31, 2016, net income attributable to partners was $204 million, or $2.85 per common limited partner unit, and EBITDA attributable to the Partnership was $262 million. The Partnership reported net cash provided by operating activities of $230 million and distributable cash flow of $240 million.

“We ran well, delivered 25 percent annual distribution growth, maintained a strong balance sheet, and achieved investment grade credit ratings,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We’re pleased with what we’ve accomplished, and we should be well-positioned to achieve our future growth targets.”

The Partnership expects to grow distributions at an annual rate of 25 percent for 2017 and at least 20 percent for 2018.

On January 18, the Partnership announced the acquisition of a 40 percent undivided interest in the Hewitt segment of Plains All American Pipeline, L.P.’s Red River pipeline for approximately $70 million cash.

On January 20, the board of directors of VLP’s general partner declared a fourth quarter 2016 cash distribution of $0.4065 per unit. This distribution represents a 5.6 percent increase from the third quarter of 2016 and results in a 25 percent annual increase.

Financial Results
Revenues were $104 million for the fourth quarter of 2016 and $363 million for 2016. Operating expenses in the fourth quarter of 2016 were $24 million, general and administrative expenses were $4 million, and depreciation expense was $11 million. For 2016, operating expenses were $96 million, general and administrative expenses were $16 million, and depreciation expense was $46 million. Revenues were higher in 2016 compared to 2015 primarily due to the acquisition of the McKee, Meraux, and Three Rivers terminals in 2016.

Liquidity and Financial Position
In December, VLP issued $500 million of 4.375 percent senior notes due 2026 and used the proceeds to repay a substantial portion of its indebtedness under its senior unsecured revolving credit facility. As of December 31, 2016, the Partnership had $791 million of total liquidity consisting of $71 million in cash and cash equivalents and $720 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the fourth quarter of 2016 were $7 million, including $3 million for expansion and $4 million for maintenance. For 2016, capital expenditures attributable to the Partnership were $20 million, including $10 million for expansion and $10 million for maintenance.

The Partnership expects 2017 capital expenditures to be approximately $49 million, including $14 million for maintenance and $35 million for expansion.

“We remain focused on growing the Partnership through opportunistic drop downs and the development of logistics projects that support Valero’s operations or provide third-party revenue,” Gorder said.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President - Investor Relations, 210-345-3077
Media:
Lillian Riojas, Director - Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (l) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(Thousands of Dollars, Except per Unit Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Statement of income data (a):
Operating revenues – related party (b)	$104,148	$79,456	$362,619	$243,624
Costs and expenses:
Operating expenses (c)	23,654	25,161	96,115	105,973
General and administrative expenses (d)	3,791	3,520	15,965	14,520
Depreciation expense (e)	11,313	10,976	45,965	45,678
Total costs and expenses	38,758	39,657	158,045	166,171
Operating income	65,390	39,799	204,574	77,453
Other income, net	74	57	284	223
Interest and debt expense, net of capitalized interest (f)	(5,333)	(2,748)	(14,915)	(6,113)
Income before income taxes	60,131	37,108	189,943	71,563
Income tax expense (g)	332	313	1,112	251
Net income	59,799	36,795	188,831	71,312
Less: Net loss attributable to Predecessor	—	(7,872)	(15,422)	(60,566)
Net income attributable to partners	59,799	44,667	204,253	131,878
Less: General partner’s interest in net income	8,202	2,248	23,553	6,069
Limited partners’ interest in net income	$51,597	$42,419	$180,700	$125,809

Net income per limited partner unit (basic and diluted):
Common units	$0.77	$0.69	$2.85	$2.12
Subordinated units (h)	$—	$0.66	$2.38	$2.07

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	21,654	19,005	21,540	17,692
Common units – Valero	45,687	15,019	27,277	13,530
Subordinated units – Valero (h)	—	28,790	17,463	28,790

See Notes to Earnings Release Tables on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(Thousands of Dollars, Except per Unit and per Barrel Amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$20,517	$20,271	$78,451	$81,435
Pipeline transportation throughput (BPD) (i)	770,460	906,870	829,269	949,884
Average pipeline transportation revenue per barrel (j) (k)	$0.29	$0.24	$0.26	$0.23
Terminaling:
Terminaling revenues (b)	$83,496	$59,050	$283,628	$161,649
Terminaling throughput (BPD)	2,664,351	1,827,623	2,265,150	1,340,407
Average terminaling revenue per barrel (j)	$0.34	$0.35	$0.34	$0.33
Storage revenues	$135	$135	$540	$540
Total operating revenues – related party	$104,148	$79,456	$362,619	$243,624
Capital expenditures (a):
Maintenance	$3,964	$2,325	$13,027	$10,828
Expansion	3,281	5,036	10,129	27,281
Total capital expenditures	7,245	7,361	23,156	38,109
Less: Capital expenditures attributable to Predecessor	—	2,437	3,394	29,632
Capital expenditures attributable to Partnership	$7,245	$4,924	$19,762	$8,477
Other financial information:
Net cash provided by operating activities	$67,682	$43,859	$229,894	$108,376
Distributable cash flow (l)	$68,012	$52,861	$239,707	$162,244
Distribution declared per unit	$0.4065	$0.3200	$1.4965	$1.1975
Distribution declared:
Limited partner units – public	$8,872	$6,883	$32,382	$22,028
Limited partner units – Valero	18,571	14,019	67,560	51,566
General partner units – Valero	7,709	1,809	21,905	5,003
Total distribution declared	$35,152	$22,711	$121,847	$78,597
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (l)	1.93x	2.33x	1.97x	2.06x

			December 31,	December 31,
			2016	2015
Balance sheet data (a):
Cash and cash equivalents			$71,491	$80,783
Total assets			971,909	954,106
Current portion of debt and capital lease obligations			—	913
Debt and capital lease obligations, less current portion			895,355	545,246
Total debt and capital lease obligations			895,355	546,159
Partners’ capital			55,824	394,152
Working capital			84,688	86,231
See Notes to Earnings Release Tables on Table Page 5.

Table Page 2

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (l)
(Thousands of Dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of net income to EBITDA and distributable cash flow (a) (l):
Net income	$59,799	$36,795	$188,831	$71,312
Plus:
Depreciation expense	11,313	10,976	45,965	45,678
Interest and debt expense, net of capitalized interest	5,333	2,748	14,915	6,113
Income tax expense	332	313	1,112	251
EBITDA	76,777	50,832	250,823	123,354
Less: EBITDA attributable to Predecessor	—	(6,047)	(11,492)	(47,652)
EBITDA attributable to Partnership	76,777	56,879	262,315	171,006
Plus:
Adjustments related to minimum throughput commitments	393	18	1,493	22
Projects prefunded by Valero	—	—	—	589
Other	—	—	—	384
Less:
Cash interest paid	5,185	2,415	13,873	5,367
Income taxes paid	9	—	505	441
Maintenance capital expenditures attributable to Partnership	3,964	1,621	9,723	3,949
Distributable cash flow	$68,012	$52,861	$239,707	$162,244

See Notes to Earnings Release Tables on Table Page 5.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (l)
(Thousands of Dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (l):
Net cash provided by operating activities	$67,682	$43,859	$229,894	$108,376
Plus:
Changes in current assets and current liabilities	3,777	4,330	5,956	8,973
Changes in deferred charges and credits and other operating activities, net	(240)	(246)	(646)	(587)
Interest and debt expense, net of capitalized interest	5,333	2,748	14,915	6,113
Current income tax expense	225	141	704	479
EBITDA	76,777	50,832	250,823	123,354
Less: EBITDA attributable to Predecessor	—	(6,047)	(11,492)	(47,652)
EBITDA attributable to Partnership	76,777	56,879	262,315	171,006
Plus:
Adjustments related to minimum throughput commitments	393	18	1,493	22
Projects prefunded by Valero	—	—	—	589
Other	—	—	—	384
Less:
Cash interest paid	5,185	2,415	13,873	5,367
Income taxes paid	9	—	505	441
Maintenance capital expenditures attributable to Partnership	3,964	1,621	9,723	3,949
Distributable cash flow	$68,012	$52,861	$239,707	$162,244

See Notes to Earnings Release Tables on Table Page 5.

Table Page 4

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

We acquired the following businesses from Valero in 2016 and 2015:

•	On September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business for total consideration of $325.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.

•	On October 1, 2015, we acquired the Corpus Christi Terminal Services Business for total consideration of $465.0 million.

•	On March 1, 2015, we acquired the Houston and St. Charles Terminal Services Business for total consideration of $671.2 million.
Each acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
Prior to being acquired by us, the businesses described in Note (a) did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets.

(c)
The decrease in operating expenses in the three months ended December 31, 2016 compared to the three months ended December 31, 2015 was due primarily to lower maintenance expense of $1.5 million at the McKee terminal and the Wynnewood products system, which was mainly related to inspection activity in the 2015 period.

The decrease in operating expenses in the year ended December 31, 2016 compared to the year ended December 31, 2015 was due primarily to lower maintenance expense of $4.7 million at the Corpus Christi terminals related to inspection activity in the 2015 period. Additionally, waste handling costs at the Corpus Christi and St. Charles terminals decreased $2.3 million in the year ended December 31, 2016.

(d)
The increase in general and administrative expenses in the three months ended December 31, 2016 compared to the three months ended December 31, 2015 was due primarily to incremental costs of $129,000 related to the management fee charged to us by Valero for our acquisitions in 2016 described in Note (a) and an increase of $85,000 in public company costs.

The increase in general and administrative expenses in the year ended December 31, 2016 compared to the year ended December 31, 2015 was due primarily to incremental costs of $843,000 related to the management fee charged to us by Valero for our acquisitions described in Note (a) and an increase of $470,000 in public company costs.

(e)
The increase in depreciation expense in the three months ended December 31, 2016 compared to the three months ended December 31, 2015 was due primarily to depreciation expense on assets placed into service in the latter part of 2015 and 2016, including expansion and improvement projects at our Houston, Corpus Christi, and St. Charles terminals.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

The increase in depreciation expense in the year ended December 31, 2016 compared to the year ended December 31, 2015 was due primarily to depreciation expense on assets placed into service in the latter part of 2015 and 2016, including expansion and improvement projects at our Corpus Christi, Houston, Meraux, and St. Charles terminals, partially offset by $2.8 million in accelerated depreciation related to the retirement of certain assets of the McKee crude system in 2015.

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three months and year ended December 31, 2016 compared to the three months and year ended December 31, 2015 was due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreements with Valero entered into in connection with the acquisitions described in Note (a). Additionally, in December 2016 we issued $500.0 million of 4.375% senior notes due December 2026, which we used to repay a majority of the outstanding balance under our revolving credit facility. The interest rate on these senior notes is higher than our revolving credit facility, thereby increasing the effective interest rate for 2016. Interest expense on these incremental borrowings was approximately $2.6 million and $8.2 million in the three months and year ended December 31, 2016, respectively.

(g)
Our income tax expense is associated with the Texas margin tax. During the year ended December 31, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business on March 1, 2015 (which includes operations in Louisiana). In addition, in June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent.

During the year ended December 31, 2016, the relative amount of revenue we generate in Texas increased in connection with the acquisitions of the McKee Terminal Services Business and the Meraux and Three Rivers Terminal Services Business. As a result, our income tax expense increased.

(h)
The requirements under our partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(i)
Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The decrease in pipeline transportation throughput in the three months and year ended December 31, 2016 compared to the three months and year ended December 31, 2015 was due primarily to lower volumes at the Port Arthur logistics system as a result of the turnaround of Valero’s Port Arthur refinery in September and October 2016, during which time the refinery was largely shut down.

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(k)
Average pipeline transportation revenue per barrel was higher in the three months and year ended December 31, 2016 compared to the three months and year ended December 31, 2015 due primarily to the recognition of $2.2 million of deferred revenue associated with unused minimum volume credits by Valero.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(l)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 7